CONTACT: JAY HANAMANN
                                                         Chief Financial Officer
                                                                    262-268-6800
FOR IMMEDIATE RELEASE:
---------------------

                      Edison Control Corporation Announces
                      Termination of Stock Repurchase Plan

PORT WASHINGTON, WI, DECEMBER 4, 2002 - Edison Control Corporation (OTCBB: EDCO) today reported that it will terminate its previously announced stock repurchase plan effective Monday, December 9, 2002. Edison's Board of Directors had previously authorized the repurchase of up to 750,000 shares of common stock effective on November 7, 2001. Edison has purchased a total of 700,495 shares of its common stock pursuant to the plan since that date for an aggregate purchase price of approximately $4,816,000. As of December 4, 2002, Edison had 1,689,728 shares of its common stock outstanding.

Construction Forms, headquartered in Port Washington, Wisconsin is the only wholly owned subsidiary of Edison Control Corporation and has three operating units. ConForms, the principal operating unit, designs, manufactures, and distributes concrete pumping systems and accessories. Ultra Tech is engaged in the manufacturing and marketing of abrasion resistant piping systems which are used extensively in mining, pulp and paper mills, waste water treatment plants, and coal-fired electric utility plants, as well as concrete pumping applications. South Houston Hose is a distributor of industrial hose and fittings.


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